United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  December 21, 2005

PBS HOLDING, INC.

(formerly Primary Business Systems, Inc.)

(Exact name of Registrant as specified in its charter)

Commission File Number: 000-25523

Nevada	86-0857752
(State or other jurisdiction of	(IRS Employer Identification No.)
Incorporation or organization)

433 Kitty Hawk Dr., Suite 226, Universal City, Texas  78148

(Address and zip code of principal executive offices)

(210) 658-4675

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.) Primary Business Systems, Inc.

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  7.01                                          Regulation FD Disclosure.

On December 21, 2005, PBS Holding, Inc. (the “Registrant”) entered into a non-binding letter of intent to acquire all of the outstanding capital stock of Heart Employee Leasing, Inc. (Heart), a privately held company which is also engaged in the human resources outsourcing business. The letter of intent provides for a purchase price of $5,000,000 consisting of $3,500,000 in cash and the issuance of $1,500,000 in shares of a new class of convertible preferred stock of the Company with a guaranteed dividend of 5% per annum.

In connection with the transaction, certain employees of Heart will enter into employment and non-competition agreements with the Company. In addition, the shareholders of Heart will agree not to compete directly or indirectly with the present business of the Company for a period of 18 months from the date of closing.

The closing is expected to take place on or about April 26, 2006. The closing of the transaction is subject to numerous conditions, including, among others, the negotiation and execution of a definitive acquisition agreement between the Company and Heart and the loan documentation with respect to the financing for the transaction being in form and substance satisfactory to the Company. There can be no assurance that the transaction will be completed, or completed upon the terms described above.

The information in this Report is furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of regulation FD.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 24, 2006	PBS Holding, Inc.
(Registrant)

	By:	/s/ Patrick D. Matthews
Name: Patrick D. Matthews
Title: Chairman and President